UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HUDSON GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3547281
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 102, Old Greenwich, CT 06870

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable

Explanatory Note

This Amendment No. 1 is being filed to amend the Registration Statement on Form 8-A filed by Hudson Global, Inc. (the “Company”) with the Securities and Exchange Commission on October 15, 2018. This Amendment No. 1 is being filed to amend the description of the Company’s Rights Agreement with Computershare Trust Company, N.A.

Item 1.	Description of Registrant’s Securities to be Registered.

The Company is party to a Rights Agreement with Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), dated as of October 15, 2018 (the “Rights Agreement”). The Board entered into the Rights Agreement in an effort to preserve the value of the Company’s significant U.S. net operating loss carryforwards (“NOLs”) and other tax benefits. The Company’s ability to utilize its NOLs may be substantially limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve the Company’s tax benefits by deterring transfers of the Company’s common stock, par value $0.001 per share (“Common Stock”), that could result in an “ownership change” under Section 382.

In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires beneficial ownership (as defined under the Rights Agreement) of 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Any Rights held by a person or group that acquires a percentage of Common Stock in excess of that threshold are void and may not be exercised.

On September 28, 2021, the Company and the Rights Agent entered into a First Amendment to Rights Agreement (the “Amendment”) that amended the Rights Agreement to extend its term through October 15, 2024.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement, including the Amendment thereto, are attached as exhibits hereto and incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is attached as Exhibit 4.2 hereto and incorporated herein by reference.

Item 2.	Exhibits.
Exhibit No.	Description

4.1	Rights Agreement, dated as of October 15, 2018, between Hudson Global, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 15, 2018).
4.2	First Amendment to Rights Agreement, dated as of September 28, 2021, between Hudson Global, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on September 29, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HUDSON GLOBAL, INC.

Date: September 29, 2021	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein Title: Chief Executive Officer